                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                           ORION TECHNOLOGIES, INC.
           (Exact Name of Registrant as Identified in Its Charter)

Nevada                                    88-0369588
------                                    ----------
(State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                           1133 21 Street Suite 800
                             Washington DC 20036
                   (Address of Principal Executive Offices)

                   Consulting Agreement with Matthew Marcus
                             (Full Title of Plan)

                              A. Frans Heideman
                           Orion Technologies, Inc.
                          1133 21st Street Suite 800
                             Washington DC 20036
                                (202) 822-0114
          (Name, address and telephone number of agent for service.)
                               with copies to:
                               Claudia J. Zaman
                               Attorney At Law
                             21800 Oxnard Street
                       Woodland Hills, California 91367
                                (818) 598-6774

                       CALCULATION OF REGISTRATION FEE

                                                          Proposed
                                        Proposed          Maximum
                                        Maximum           Aggregate   Amount
Title of Securities  Amount of Shares   Offering          Offering    Regis.
to be Registered     to be Registered   Price per Share   Price       Fee
----------------------------------------------------------------------------
$.001 par value
Common Stock               100,000      $1.625            $162500    $100.00


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the average of the high and low selling prices per share of the Registrant's common stock on December 21, 2000 as reported by the OTC Electronic Bulletin Board.


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


                                  PROSPECTUS

                           ORION TECHNOLOGIES, INC.
                          1133 21st Street Suite 800
                             Washington DC 20036
                                (202) 822-0114

         (100,000 Shares of Common Stock)

         This Prospectus relates to the offer and sale by Orion Technologies, Inc., a Nevada corporation (the "Company") of shares of its $.001 par value per share common stock (the "Common Stock") to a certain consultant and advisor (the "Consultant") pursuant to a consulting agreement entered into between the Company and the Consultant as payment of services rendered. The Company is registering hereunder and then issuing, upon adequate consideration therefor, to the Consultant 100,000 shares of Common Stock in consideration for services to be performed under the consulting agreement.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are no shares being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If an Employee who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to Section 16(b) of the Exchange Act. (See "General Information - Restrictions on Resales").

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is December 22, 2000

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


         This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Orion Technologies Inc., 1133 21st Street, Suite 800, Washington DC 20036, (202) 822-0114.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock has been traded on the over-the-counter market since January, 1998 and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

         Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

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


                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus                    5
Item 1. Plan Information                                                5
        General Information                                             5
        The Company                                                     5
        Purposes                                                        5
        Common Stock                                                    5
        The Consultant                                                  5
        No Restrictions on Transfer                                     5
        Tax Treatment to the Consultant                                 5
        Tax Treatment to the Company                                    6
        Restrictions on Resale                                          6
Documents Incorporated by Reference and Additional Information          6

Item 2. Registrant Information and Employee Plan Annual Information     6
        Legal Opinion and Experts                                       6
        Indemnification of Officers and Directors                       7

Information Required in the Registration Statement                      7

Item 3. Incorporation of Documents by Reference                         7

Item 4. Description of Securities                                       7

Item 5. Interests of Named Experts and Counsel                          7

Item 6. Indemnification of Directors and Officers                       7

Item 7. Exemption from Registration Claimed                             8

Item 8. Exhibits                                                        8

Item 9. Undertakings                                                    8

Signatures                                                             10

Exhibit Index                                                          11

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


                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

GENERAL INFORMATION

The Company

         The Company has its principal executive offices at 1133 21st Street, Suite 800, Washington, DC 20036, where its telephone number is (202) 822-0114.

Purposes

         The Common Stock will be issued by the Company to a Consultant pursuant to a consulting agreement entered into between the Consultant and the Company, which agreement has been approved by the Board of Directors of the Company (the "Board of Directors"). The consulting agreement is intended to provide a method whereby the Company utilize the services of the consultant to identify and implement strategic alliances, optimize its web site to increase web traffic and maximize the potential to generate new customers, design and implement a targeted marketing program and identify and establish corporate partnerships. The Company believes that these activities will advance the interests of the Company and all of its shareholders. A copy of the agreement has been filed as an exhibit to this Registration Statement.

Common Stock

         The Board of Directors has authorized the issuance of up to 100,000 shares of Common Stock to the Consultant and upon effectiveness of this Registration Statement. An additional 125,000 shares will be issued to the Consultant as part of his compensation but those shares are not being registered and will be "restricted" stock under the Securities Act.

The Consultant

         The Consultant has agreed to provide his expertise and advice to the Company for the purposes set forth in his agreement with the Company.

No Restrictions on Transfer

         The Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

         The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultant will receive compensation taxable at ordinary rates

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

equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultant is urged to consult his own tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resale

         In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Company's common stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the Company's Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                     DOCUMENTS INCORPORATED BY REFERENCE
                                     AND
                            ADDITIONAL INFORMATION

         The Company hereby incorporates by reference (1) its Form 8-K/A filed on June 1, 2000, filed pursuant to the Exchange Act; (2) any and all Quarterly Reports and Current Reports on Forms 10-QSB or 8-K filed under the Securities or Exchange Acts subsequent to the Company's filing a Registration Statement on Form 8-K, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to termination of this Offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing. All documents which when together constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

         A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Orion Technologies, Inc., 1133 21st Street, Suite 800, Washington DC 20036, (202) 822-0114.


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


                                   PART II

                           INFORMATION REQUIRED IN
                          THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         (a) Registrant's latest Annual Report, whether filed pursuant to
         Section 13(a)or 15(d) of the Exchange Act;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

         (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.  Description of Securities

         No description of the class of securities (i.e., the $.001 par value common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

         The validity of the shares of common stock covered by this Registration Statement has been passed upon for the Company by Claudia J. Zaman. Ms. Zaman has not, nor does she presently own any shares of the Company's common stock or preferred stock.

Item 6.  Indemnification of Directors and Officers

         Article XI, Section 11.1 of the Company's Bylaws limit the liability of any officer or Director and permit the Company to indemnify its directors and officers as follows:

         "The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the

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Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.   Title

5.1 Opinion of Claudia J. Zaman as to the legality of the common stock being offered

10.1          Consulting Agreement with Matthew Marcus

23.1          Consent of Claudia J. Zaman, included in her opinion filed as
              Exhibit 5.1
23.2          Consent of Grant Thornton, LLP.


Item 9.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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

                  provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14e-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the District of Columbia on December 22, 2000.


                               ORION TECHNOLOGIES, INC.



                               By:/s/A. Frans Heideman
                                  ----------------------------
                                  A. Frans Heideman, President



                               By: /s/James D.M. McComas
                                   ------------------------

                                   James D. D. McComas, CFO


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


December 22, 2000                  /s/ A. Frans Heideman
                                   ---------------------
                                  A. Frans Heideman, President, Director



December 22, 2000                  /s/ James D. M. McComas
                                   -----------------------
                                  James D. D. McComas, CFO, Director


December 22, 2000                  /s/ Klaus Maedje
                                   ----------------
                                  Klaus Maedje, Director

                       FORM S-8 REGISTRATION STATEMENT

                                EXHIBIT INDEX

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit
Number in
Registration                                                     Numbered
Statement          Description                                   Page
------------       -----------                                   ----
5.1                Opinion of Claudia J. Zaman, as to the        12
                   legality of common stock being offered

10.1               Consulting Agreement with Matthew Marcus      13

23.1               Consent of Claudia J. Zaman (included in      12
                   her opinion filed as Exhibit 5.1)

23.2               Consent of Grant Thornton, LLP                18

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